Exhibit 23.2

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Prospectus Supplement of Georgia Power Company for the registration of Georgia Power Company Series W 6% Senior Notes due August 15, 2044 in the registration statement on Form S-3 (No. 333-105815) and to the incorporation by reference therein of our report dated February 20, 2004, with respect to the financial statements of Financial Guaranty Insurance Company appearing in the Form 8-K of Georgia Power Company dated August 12, 2004, filed with the Securities and Exchange Commission.


                                                      /s/Ernst & Young
                                                     Ernst & Young LLP
New York, New York
August 12, 2004